Exhibit 5.1
May 5, 2010
Terremark Worldwide, Inc.
One Biscayne Tower
2 South Biscayne Boulevard
Suite 2800
Miami, Florida 33131
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel for Terremark Worldwide, Inc., a Delaware corporation (the “Company”), and each of the Company’s direct and indirect wholly-owned subsidiaries set forth on Schedule I hereto (the “Guarantors” and, together with the Company, the “Registrants”), in connection with the filing by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the issuance of up to $470,000,000 aggregate principal amount of the Company’s new 12.0% Senior Secured Notes due 2017 (the “New Notes”), which are unconditionally guaranteed by the Guarantors as to the payment of principal and interest, in exchange (the “Exchange Offer”) for all of the Company’s issued and outstanding 12.0% Senior Secured Notes due 2017 (the “Original Notes”), which were originally issued and sold by the Company in reliance upon an exemption from registration under the Securities Act, are subject to certain transfer restrictions and which are unconditionally guaranteed by the Guarantors as to the payment of principal and interest thereon.
     The Original Notes were issued, and the New Notes will be issued, under that certain Indenture, dated June 24, 2009, as supplemented by that certain Supplemental Indenture dated April 28, 2010 (as supplemented, the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture includes the Guarantors’ unconditional guarantee of the payment by the Company of the principal of, and interest on, the Original Notes, and, when issued, the New Notes (the “Guarantees”).
     In connection with our representation of the Registrants and the preparation of this opinion letter, we have examined the following documents (collective, the “Documents”):
     1. the Registration Statement;
     2. the Indenture, as supplemented;
     3. the form of New Notes;
     4. that certain Collateral Trust Agreement, dated June 24, 2009, by and among the Company, the Guarantors, the Trustee and U.S. Bank National Association, as collateral trustee (the “Collateral Trustee”);
     5. that certain Amendment No. 1 to Collateral Trust Agreement, dated April 28, 2010, by and among the Company, the Guarantors and the Collateral Trustee;
     6. the Company’s Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware;

     7. the Company’s Bylaws, as amended;
     8. the Organizational Documents of each of the Guarantors (“Organizational Documents” means (i) with respect to a corporation, such corporation’s Articles or Certificate of Incorporation and Bylaws or other equivalent organizational documents, as amended through the date hereof, and (ii) with respect to a limited liability company, such limited liability company’s Articles of Organization and Operating Agreement or other equivalent organizational documents);
     9. resolutions adopted by the Board of Directors (including committees thereof) of the Company in respect of the authorization and issuance of the New Notes, certified as of the date hereof by an officer of the Company;
     10. resolutions adopted by the respective board of directors, or in the case of a limited liability company, the sole member, of each of the Guarantors approving the execution, delivery and performance of the Indenture and the issuance of the Guarantees; and
     11. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.
     In rendering the opinions set forth herein, we have assumed without investigation the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (iii) each of the parties (other than the Company and the Guarantors) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
     1. the New Notes have been duly authorized for issuance;
     2. the Guarantees have been duly authorized for issuance;
     3. when issued and delivered by the Trustee in accordance with the terms of the Indenture (assuming the due authorization, execution and delivery of the Certificate of Authentication by the Trustee), the New Notes will constitute the valid and binding obligations of the Company; and
     4. when the New Notes are issued and delivered by the Trustee in accordance with the terms of the Indenture (assuming the due authorization, execution and delivery of the

Certificate of Authentication by the Trustee), the Guarantees will constitute the valid and binding obligations of the Guarantors.
     The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the discretion of the court before which any proceeding therefor may be brought and (iv) to the extent required by any jurisdiction in which the New Notes are being executed, the payment of any documentary stamp taxes that may be due in connection therewith. Our opinion in paragraph 4 above is also subject to the qualification that the obligations of the Guarantors under their Guarantees contained in the Indenture are subject to the defenses available to a surety or guarantor under applicable law, but the waivers of such defenses set forth in the Indenture are enforceable, subject to our other qualifications and exceptions set forth herein.
     We express no opinion with respect to:
          a) the effect of any provision of the Indenture or the New Notes that is intended to permit modification or waiver thereof only by means of an agreement signed in writing by the parties thereto;
          b) the effect of any provision of the Indenture or the New Notes imposing penalties or forfeitures or any late charges, prepayment penalties, default interest or other similar provisions which may be deemed to constitute penalties;
          c) the enforceability of any provision of any of the Indenture or the New Notes to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;
          d) the effect of waivers of applicable statutes of limitations;
          e) the enforceability of any provision of the Indenture regarding the severability of clauses or provisions of that document;
          f) the effect of any provision of the Indenture or the New Notes relating to indemnification, contribution or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or negligence of the indemnified or exculpated person or the person receiving contribution;
          g) the enforceability of the provisions of the Indenture or the New Notes (i) restricting access to legal or equitable remedies, (ii) purporting to waive or affect any rights to notices, (iii) allowing any party to declare indebtedness due and payable without notice (as some courts have held that acceleration may not be made except by an unequivocal act of the holder evidencing acceleration, which may include notice to the debtor), (iv) covenanting to take action the taking of which is discretionary with or subject to the approval of a third party or which is otherwise subject to contingencies the fulfillment of which are not within the control of the parties so covenanting, (v) providing for nonjudicial foreclosure, (vi) providing for specific performance and appointment of a receiver, (vii) providing that the failure by any of the Trustee, Collateral Trustee or any holder of the New Notes to exercise any right, remedy or option under the Documents shall not operate as a waiver, or (viii) purporting to establish evidentiary standards for suit or proceedings to enforce said Documents; and
          h) the validity, binding effect or enforceability of any provision of the Indenture, the New Notes or any other Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.
     The opinions expressed herein are specifically limited to the laws of the State of Florida, the State of New York and the federal law of the United States of America.
     This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
     This opinion letter is rendered to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely, GREENBERG TRAURIG, P.A.
By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.

GREENBERG TRAURIG, LLP
By:	/s/ Greenberg Traurig, LLP

Schedule I
Guarantors
1.	NAP of the Capital Region, LLC

2.	NAP West, LLC

3.	Park West Telecommunications Investors, Inc.

4.	Spectrum Telecommunications Corp.

5.	TECOTA Services Corp.

6.	Technology Center of the Americas, LLC

7.	Terremark DataVaulting LLC

8.	Terremark Europe, Inc.

9.	Terremark Federal Group, Inc.

10.	Terremark Financial Services, Inc.

11.	Terremark Fortune House #1, Inc.

12.	Terremark Latin America, Inc.

13.	Terremark Management Services, Inc.

14.	Terremark North America, Inc.

15.	Terremark Realty, Inc.

16.	Terremark Technology Contractors, Inc.

17.	Terremark Trademark Holdings, Inc.

18.	TerreNAP Data Centers, Inc.

19.	TerreNAP Services, Inc.